Exhibit 5(b) and 8


                            THELEN REID & PRIEST LLP
NEW YORK                        ATTORNEYS AT LAW
SAN FRANCISCO                 40 WEST 57TH STREET
WASHINGTON, D.C.            NEW YORK, N.Y. 10019-4097
LOS ANGELES           TEL (212) 603-2000 FAX (212) 603-2001
SILICON VALLEY                www. thelenreid.com
MORRISTOWN, N.J.


                                             August 22, 2001



Northwest Natural Gas Company
One Pacific Square
220 N.W. Second Avenue
Portland, Oregon  97209

Ladies and Gentlemen:

          With reference to the Registration Statement to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, contemplating the sale by the Company of 750,000 additional shares of its Common Stock ("Stock") and the Common Share Purchase Rights appurtenant thereto ("Rights") pursuant to its Dividend Reinvestment and Stock Purchase Plan (the "Plan"), we are of the opinion that:

          1. The Company has been duly incorporated and is validly existing under the laws of the State of Oregon.

          2. To the extent that the Company shall issue authorized but unissued shares of Stock and Rights appurtenant thereto for sale pursuant to the Plan, all action necessary to make such Stock legally issued, fully paid and non-assessable and the Rights appurtenant to such Stock legally issued will have been taken when:

          (a) the issuance of the Stock shall have been authorized by the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission shall have issued an order establishing compliance with applicable statutory provisions with respect to such issuance;

          (b) the Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement; and

          (c) the Rights appurtenant to the Stock shall have been issued in accordance with the terms of the Rights Agreement dated as of February 27, 1996 between the Company and Boatmen's Trust Company (ChaseMellon Shareholder Services, successor).

          3. The statements made in the Registration Statement under the heading, "Tax Consequences of Participation in the Plan", constitute an accurate general description of the material federal income tax consequences to the participants in the Plan.

Northwest Natural Gas Company
August 22, 2001
Page 2


          We are members of the Bar of the State of New York and do not hold ourselves out as experts on the laws of the States of Oregon and Washington. We have relied as to all matters governed by the laws of such States on the opinion of Mark S. Dodson, Esq., General Counsel for the Company, which is to be filed as an exhibit to the Registration Statement.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein.

                                             Very truly yours,

                                             /s/ THELEN REID & PRIEST LLP

                                             THELEN REID & PRIEST LLP


                                       2